Exhibit 99.1

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of November 13, 2008, is entered into by and between the “WLR Funds” identified on the signature page hereto (the “Shareholders”), shareholders of Assured Guaranty Ltd., a Bermuda company (the “Company”), and the Company.

WHEREAS, Dexia Holdings, Inc., a Delaware corporation (“DHI”), the Company and Dexia Crédit Local are, concurrently with the execution of this Agreement, entering into a Purchase Agreement (the “Purchase Agreement”), providing for, among other things, the acquisition of Financial Security Assurance Holdings Ltd. by the Company from DHI and the issuance of common shares of the Company (the “Common Shares”) to DHI in connection with such acquisition and the financing thereof (the “Issuance”); and

WHEREAS, the Shareholders own 12,166,396 Common Shares of the Company (the “Shares”);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Shareholders hereby agree as follows:

1. Representations and Warranties.

(a) Each of the Company and each Shareholder represents and warrants that it has all necessary power and authority to enter into this Agreement, that this Agreement is the legal, valid and binding agreement of the Company or such Shareholder, as the case may be, and that this Agreement is enforceable against the Company or such Shareholder, as the case may be, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations or similar laws affecting creditors generally or by general equitable principles (whether applied in equity or at law).

(b) Each Shareholder represents and warrants to the Company that, other than pursuant to the Investment Agreement entered into between the Company and WL Ross & Co. LLC, as amended, (i) as of the date hereof, it owns beneficially the Shares, (ii) to the extent it beneficially owns Shares, it has the sole right to vote or direct the vote of such Shares, without restriction, and (iii) to the extent it beneficially owns Shares, no proxies heretofore given in respect of any or all of such Shares are irrevocable and that any such proxies have heretofore been revoked.

2. Transfer of Shares. Except as otherwise provided herein and except for sales in open market transactions, each Shareholder agrees that it will not sell, pledge, assign, encumber or otherwise transfer or dispose of any of its Shares, or any interest therein, or securities convertible into, or any voting rights with respect to, any of its Shares, or enter into any contract with respect to any of the foregoing, other than a transfer to a third party that executes a counterpart of this Agreement or otherwise agrees to be bound by the terms and provisions hereof. Without limiting the foregoing, except as otherwise provided in this

Agreement, the Shareholder agrees that it will not grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to any Shares or deposit any Shares into a voting trust.

3. Agreement To Vote Shares. Each Shareholder agrees that it will vote, or cause to be voted, all of its shares of Common Shares beneficially owned by it with respect to which it has the right to vote at any meeting of shareholders of the Company (including any adjournment or postponement thereof), or pursuant to any action by written consent, to be held to consider the Issuance or any of the transactions contemplated by the Purchase Agreement.

4. Termination. This Agreement shall terminate upon the first to occur of (a) the closing of the transactions contemplated by the Purchase Agreement, (b) the giving of notice of termination of the Purchase Agreement, regardless of whether the Purchase Agreement was terminated thereby in accordance with its terms, (c) the termination of the Investment Agreement, and (d) the End Date (as defined in the Purchase Agreement). This Agreement may also be terminated by the mutual agreement of the Company and the Shareholders. No termination of this Agreement will relieve any party from liability for any material breach of its obligations hereunder committed prior to such termination.

5. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to seek specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity.

6. Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

7. Assignment; Binding Effect. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party’s respective heirs, beneficiaries, executors, representatives and permitted assigns.

8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

9. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

10. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, which shall govern this Agreement and any controversy or claim arising out of or relating to this Agreement.

11. Jurisdiction. Each of the Company and each Shareholder agrees and consents to personal jurisdiction and venue in any federal or state court within the Borough of Manhattan, in the City of New York, having subject matter jurisdiction, for the purposes of any action, suit or proceeding arising out of or relating to this Agreement. To the fullest extent permitted by applicable law, each of the Company and each Shareholder hereby agrees to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of any party with respect to any matter whatsoever relating to this Agreement.

12. No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto any benefit, right or remedy.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed by their duly authorized respective officers as of the date first written above.

Assured Guaranty Ltd.

By:	/s/ James M. Michener
Name:	James M. Michener
Title:	General Counsel and Secretary

WLR Recovery Fund III, L.P.

By:	WLR Recovery Associates III LLC, its General Partner

By:	WL Ross Group, L.P., its Managing Member

By:	El Vedado, LLC, its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Name:	Wilbur L. Ross, Jr.
Title:	Managing Member

WLR Recovery Fund IV, L.P.

By:	WLR Recovery Associates IV LLC, its General Partner

By:	WL Ross Group, L.P., its Managing Member

By:	El Vedado, LLC, its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Name:	Wilbur L. Ross, Jr.
Title:	Managing Member

WLR/GS Master Co-Investment, L.P.

By:	WLR Master Co-Investment GP LLC, its General Partner

By:	WL Ross Group, L.P., its Managing Member

By:	El Vedado, LLC, its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Name:	Wilbur L. Ross, Jr.
Title:	Managing Member

WLR IV Parallel ESC, L.P.

By:	INVESCO WLR IV Associates LLC, its General Partner

By:	INVESCO Private Capital, Inc., its Managing Member

By:	/s/ Wilbur L. Ross, Jr.
Name:	Wilbur L. Ross, Jr.
Title:	Chief Executive Officer

WLR AGO Co-Invest L.P.

By:	WLR Recovery Associates IV LLC, its General Partner

By:	WL Ross Group, L.P., its Managing Member

By:	El Vedado, LLC, its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Name:	Wilbur L. Ross, Jr.
Title:	Managing Member